Exhibit 99.1

Blackstone Prices $600 Million Senior Notes Offering

New York, September 25, 2017 - Blackstone (NYSE: BX) priced its offering of $300,000,000 million of 3.150% senior notes due 2027 and $300,000,000 million of 4.000% senior notes due 2047 of Blackstone Holdings Finance Co. L.L.C., its indirect subsidiary. The notes will be fully and unconditionally guaranteed by The Blackstone Group L.P. and its indirect subsidiaries, Blackstone Holdings I L.P., Blackstone Holdings AI L.P., Blackstone Holdings II L.P., Blackstone Holdings III L.P. and Blackstone Holdings IV L.P. Blackstone intends to use the proceeds from the notes offering, together with cash on hand or available liquidity, to repurchase all of its outstanding 6.625% Senior Notes due 2019 (the “2019 Notes”) pursuant to a tender offer and to redeem any of the 2019 Notes that remain outstanding thereafter.

The notes will be offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933.

The notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

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